SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction Identification No.)	(Commission File Number)	(I.R.S. Employer of incorporation)

110 Maiden Lane, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On September 24, 2004, our subsidiary, Caplease, LP, originated a long-term credit tenant loan in the amount of approximately $48.3 million to Elston Development L.L.C. (“Elston”), an unaffiliated third party. The loan matures on September 15, 2030 and bears interest at a rate of 6.69% per annum. The loan is fully amortizing and principal and interest payments on the loan are due monthly. The loan is secured primarily by (i) a first mortgage on a to be built retail property located in Chicago, Illinois net leased by Elston to Kohl’s Department Stores, Inc. (“Kohl’s”), a wholly-owned subsidiary of Kohl’s Corporation, (ii) a guarantee of the lease by Kohl’s Corporation, and (iii) an assignment of Elston’s interest in the lease. The property is subject to a 25 year lease with Kohl’s. The property includes 133,000 square feet of commercial space on 5.76 acres of land.

The loan is cross-collateralized and cross-defaulted with a second long-term credit tenant loan made by Caplease, LP to Elston in the amount of approximately $13.0 million on August 4, 2004. This second loan matures on March 15, 2025 and bears interest at a rate of 6.30% per annum. The second loan is also fully amortizing and principal and interest payments on the loan are due monthly. The second loan is secured primarily by (i) a first mortgage on a to be built separate retail property net leased by Elston to Best Buy Stores, LP (“Best Buy”) in the same retail development as the Kohl’s property, (ii) a guarantee of the lease by Best Buy Co., Inc. and (ii) an assignment of Elston’s interest in the Best Buy lease. The property is subject to a 20 year lease with Best Buy. The property includes 45,720 square feet of commercial space on 3.55 acres of land.

We financed the loan on the Kohl’s property with proceeds from our warehouse facility with Wachovia Bank, N.A. We financed the loan on the Best Buy property with proceeds from our initial public offering.

We expect to complete a third long-term credit tenant loan to Elston in the same retail development as the Kohl’s and the Best Buy properties in the amount of approximately $5.0 million with Harris Trust and Savings Bank as tenant of the underlying property in January 2005. This loan may be cross-collateralized and cross-defaulted with the two existing loans to Elston on the Kohl’s and Best Buy properties.

As disclosed above, Kohl’s Corporation has guaranteed the obligations of Kohl’s under the Kohl’s lease. As of September 24, 2004, Kohl’s Corporation was rated A- and A3 by Standard & Poor’s and Moody’s, respectively. Kohl’s Corporation currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Kohl’s Corporation is taken from its previously filed public reports:

	For the Six Months Ended		For the Fiscal Year Ended
	7/31/2004	8/2/2003	1/31/2004	2/1/2003	2/2/2002
	(unaudited) (in millions)		(audited) (in millions)
Consolidated Statement of Income
Net Sales	$4,878.0	$4,326.2	$10,282.1	$9,120.3	$7,488.7
Income before Income Tax	$433.4	$358.7	$950.4	$1,034.4	$799.9
Net Income	$269.6	$223.2	$591.2	$643.4	$495.7

	As of	As of the Fiscal Year Ended
	7/31/2004	1/31/2004	2/1/2003
	(unaudited) (in millions)	(audited) (in millions)
Consolidated Balance Sheet
Total Assets	$7,272.6	$6,698.5	$6,315.7
Long-term Debt and Capital Leases	$1,091.4	$1,076.0	$1,058.8
Shareholders’ Equity	$4,488.2	$4,191.3	$3,511.9

For more detailed financial information regarding Kohl’s Corporation, please refer to its financial statements, which are publicly available with the SEC at http://www.sec.gov.

As disclosed above, Best Buy Co., Inc. has guaranteed the obligations of Best Buy under the Best Buy lease. As of September 24, 2004, Best Buy Co., Inc. was rated BBB- and Baa3 by Standard & Poor’s and Moody’s, respectively.

Best Buy Co., Inc. currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Best Buy Co., Inc. is taken from its previously filed public reports:

	For the Three Months Ended		For the Fiscal Year Ended
	5/29/2004	5/31/2003	2/28/2004	3/1/2003	3/2/2002
	(unaudited) (in millions)		(audited) (in millions)
Consolidated Statements of Earnings
Revenue	$5,475	$4,668	$24,547	$20,946	$17,711
Earnings from Continuing Operations before Income Tax	$184	$112	$1,296	$1,014	$926
Net Earnings (Loss)	$114	$(25)	$705	$99	$570

	As of	As of the Fiscal Year Ended
	5/29/2004	2/28/2004	3/1/2003
	(unaudited) (in millions)	(audited) (in millions)
Consolidated Balance Sheet
Total Assets	$8,550	$8,652	$7,694
Long-term Debt	$477	$482	$828
Shareholders’ Equity	$3,484	$3,422	$2,730

For more detailed financial information regarding Best Buy Co., Inc., please refer to its financial statements, which are publicly available with the SEC at http://www.sec.gov.

Item 9.01.    Financial Statements and Exhibits.

(b) Pro forma financial information.

To be filed by amendment as soon as practicable, but not later than 71 days after the date that the initial report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

DATE: September 30, 2004